Exhibit 99.1

NeoGenomics Announces Board of Directors’ Transition
Appoints Lead Independent Director Lynn Tetrault as Non-Executive Chair. Douglas VanOort steps-down as Executive Chairman and will retire from the Board of Directors before the end of the year

Ft. Myers, Florida – October 12, 2021 - NeoGenomics, Inc. (NASDAQ: NEO), a leading provider of cancer-focused genetic testing services and global oncology contract research services, announced today a transition in the leadership of its Board of Directors. Ms. Lynn A. Tetrault, former Lead Independent Director, has been appointed Non-executive Chair of the Board of Directors. Ms. Tetrault replaces Douglas M. VanOort who served as Chairman and CEO from 2009 through April 2021 and recently as Executive Chair of the NeoGenomics Board of Directors. As part of the transition, Mr. VanOort will be stepping down as Executive Chairman and plans to retire as a member of the Board of Directors before the end of the year as the Board concludes an ongoing search process.
Ms. Tetrault has served on the NeoGenomics Board of Directors since 2015 and was appointed Lead Independent Director in July 2020. Ms. Tetrault has worked in healthcare for more than 25 years and has extensive human resource and corporate governance experience. She worked from 1993 to 2014 with AstraZeneca, PLC, most recently as Executive Vice President of Human Resources and Corporate Affairs. Prior to AstraZeneca, Ms. Tetrault practiced healthcare and corporate law at Choate, Hall and Stewart. Ms. Tetrault has an undergraduate degree from Princeton University and a J.D. from the University of Virginia Law School.
Douglas VanOort commented “As I take this next step in the retirement process, I feel a special honor and privilege to have served alongside the outstanding people of NeoGenomics for over twelve years. I am so proud of their unparalleled dedication to patients, to our values-based culture, and to excellence. Each of our Board members are excited that Lynn Tetrault has agreed to become non-Executive Chair of our Board of Directors. She is an extraordinary woman and we are fortunate for her leadership.”
Lynn Tetrault said “NeoGenomics is a very special company, providing employees with outstanding career opportunities, clients with extraordinary service, and patients with reliable and state-of-the-art oncology testing. I am honored and excited to serve as Chair of the Board of this wonderful company. On behalf of the Board and all of our employees, I would like to thank Doug for his exceptional leadership and compassionate dedication to patients, our employees and clients over the past 12 years.”
About NeoGenomics, Inc.

NeoGenomics, Inc. specializes in cancer genetics testing and information services, providing one of the most comprehensive oncology-focused testing menus in the world for physicians to help them diagnose and treat cancer. The Company's Pharma Services Division serves pharmaceutical clients in clinical trials and drug development.
NeoGenomics is committed to connecting patients with life altering therapies and trials. We believe that, together, with our partners, we can help patients with cancer today and the next person diagnosed tomorrow. In carrying out these commitments, NeoGenomics adheres to all relevant data protection laws, provides transparency and choice to patients regarding the handling and use of their data through our Notice of Privacy Practices, and has invested in leading technologies to ensure the data we maintain is secured at all times.
Headquartered in Fort Myers, FL, NeoGenomics operates CAP accredited and CLIA certified laboratories in Fort Myers and Tampa, Florida; Aliso Viejo, Carlsbad and San Diego, California; Houston, Texas; Atlanta, Georgia; Nashville, Tennessee; and CAP accredited laboratories in Rolle, Switzerland, and Singapore. NeoGenomics serves the needs of pathologists, oncologists, academic centers, hospital systems, pharmaceutical firms, integrated service delivery networks, and managed care organizations throughout the United States, and pharmaceutical firms in Europe and Asia.
Forward Looking Statements
Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward-looking statements as the result of the Company's ability to recruit additional board members, continue gaining new customers, respond to the effects of the COVID-19 outbreak, offer new types of tests, integrate its acquisitions, including the Inivata acquisition, and otherwise implement its business plan, as well as additional factors discussed under the heading "Risk Factors" and elsewhere in the Company's Annual Report on Form 10-K filed with the SEC on February 25, 2021. As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC. In addition, it is the Company's practice to make information about the Company available by posting copies of its Company Overview Presentation from time to time on the Investor Relations section of its website at http://ir.neogenomics.com/.
Forward-looking statements represent the Company's estimates only as of the date such statements are made (unless another date is indicated) and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change.
For further information, please contact:
NeoGenomics, Inc.
Doug Brown
Chief Strategy and Corporate Development Officer
T: 239.768.0600 x2539
M: 704.236.2064

doug.brown@neogenomics.com
Charlie Eidson
Director, Investor Relations and Corporate Development
T: 239.768.0600 x2726
M: 952.221.8816
charlie.eidson@neogenomics.com